Exhibit 99.1

Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2011 FIRST QUARTER RESULTS AND
DECLARES QUARTERLY DIVIDEND

-                    1st quarter revenue: $51.5 million, up 28% year-over-year

-                    Income from operations $1.3 million, up 38% year-over-year

-                    $.16 quarterly dividend declared

SHREWSBURY, NJ, April 28, 2011 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the first quarter ended March 31, 2011. The results will be discussed in a conference call to be held on Friday, April 29, 2011 at 10:00 AM Eastern time. The dial-in telephone number is (866) 804-3546 and the pass code is “WSTG”.

This conference call will be available via live webcast — in listen-mode only — at www.earnings.com. A replay will also be available on the company’s website at www.waysidetechnology.com.

Cash and marketable securities amounted to $15.4 million, representing 58% of equity as of March 31, 2011.

Net sales for the first quarter of 2011 increased 28% or $11.1 million to $51.5 million compared to $40.4 million for the same period in 2010. Total sales for the first quarter of 2011 for our Lifeboat segment were $39.5 million compared to $29.1 million in the first quarter of 2010, representing an increase of $10.4 million or 36%. Total sales for the first quarter of 2011 for our Programmer’s Paradise segment were $12.0 million compared to $11.2 million in the first quarter of 2010, representing a 7% increase.

“The first quarter of 2011 was a great quarter for us,” said Simon F. Nynens, Chairman and Chief Executive Officer. “Our continued high growth rate shows that software publishers and our customers are exceedingly satisfied with our service model, as we continue to expand our offerings. We announced on April 6, 2011 that Mike Faith joined our board of directors. We all look forward to learning from Mike’s insights and experience in service excellence and marketing.”

Sales from our Lifeboat segment showed strong growth. The 36% increase in net sales in the first quarter of 2011 compared to 2010 was mainly a result of our continued focus on the expanding virtual infrastructure-centric business, the addition of several key product lines, and the strengthening of our account penetration.

Gross Profit for the quarter ending March 31, 2011 was $4.8 million compared to $4.0 million in the first quarter of 2010, a 22% increase. Total gross profit for our Lifeboat segment was $3.4 million compared to $2.7 million in the first quarter of 2010, representing a 29% increase. This increase in gross profit was due to aggressive sales volume growth within our Lifeboat segment. Total gross profit for our Programmer’s Paradise segment was $1.4 million compared to $1.3 million in the first quarter of 2010, representing a 7% increase. This increase was primarily due to the higher sales volume. Vendor rebates and discounts for the quarter ended March 31, 2011 amounted to $0.5 million compared to $0.3 million for the first quarter of 2010, mainly a result of our aggressive sales growth.

Total gross profit, as a percentage of net sales, for the first quarter of 2011 was 9.4%, compared to 9.8% in the first quarter of 2010.

The increase in gross profit dollars and the decrease in gross profit margin as a percentage of net sales was primarily caused by the aggressive sales growth within our Lifeboat segment, competitive pricing pressure in both segments, and also in part by our having won several large bids based on aggressive pricing, which we plan to continue to do.

Total selling, general, and administrative (“SG&A”) expenses for the first quarter of 2011 were $3.5 million compared to $3.0 million in the first quarter of 2010, which was mainly the result of an increase in employee related expenses (salaries, commissions, bonus and benefits) of $0.4 million and an increase in sales and marketing expenses of $0.1 million. As a percentage of net sales, SG&A expenses for the first quarter of 2011 were 6.9% compared to 7.5% in the first quarter of 2010.

On April 26, 2011, the Board of Directors declared a quarterly dividend of $.16 per share of its common stock payable May 19, 2011 to shareholders of record on May 9, 2011.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, CA, DataCore, Dell, Flexera Software (publishers of InstallShield), GFI, Hewlett Packard, Infragistics, Intel Software, Microsoft, Mindjet, Quest Software, SolarWinds, StorageCraft Technology, TechSmith, Veeam, and VMware.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2011	December 31, 2010
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$13,089	$10,955
Marketable securities	2,278	4,528
Accounts receivable, net	34,699	42,486
Inventory - finished goods	1,294	1,164
Prepaid expenses and other current assets	1,290	1,250
Deferred income taxes	494	516
Total current assets	53,144	60,899

Equipment and leasehold improvements, net	586	545
Accounts receivable long-term	6,513	6,866
Other assets	36	37
Deferred income taxes	336	336

Total assets	$60,615	$68,683

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$33,729	$41,791
Current portion- capital lease obligation	75	75
Total current liabilities	33,804	41,866

Long term portion- capital lease obligation	117	138
Total liabilities	33,921	42,004

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,754,952 and 4,770,241 shares outstanding, respectively	53	53
Additional paid-in capital	25,771	25,473
Treasury stock, at cost, 529,548 and 514,259 shares, respectively	(4,067)	(3,570)
Retained earnings	4,357	4,267
Accumulated other comprehensive income	580	456
Total stockholders’ equity	26,694	26,679
Total liabilities and stockholders’ equity	$60,615	$68,683

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three months ended
	March 31,
	2011	2010
	(Unaudited)
Revenues
Lifeboat segment	39,551	29,117
Programmer’s Paradise segment	11,998	11,241
Total Revenue	$51,549	$40,358

Cost of sales
Lifeboat segment	36,137	26,472
Programmer’s Paradise segment	10,587	9,918
Total Cost of sales	46,724	36,390

Gross Profit	4,825	3,968

Operating expenses
Selling costs	1,837	1,491
Stock based compensation	289	301
Other general and administrative expenses	1,404	1,238
Total Selling, general and administrative expenses	3,530	3,030

Income from operations	1,295	938

Interest income, net	86	108
Realized foreign exchange gain	—	1
Income before income tax provision	1,381	1,047
Provision for income taxes	538	424

Net income	$843	$623

Net income per common share - Basic	$0.19	$0.14
Net income per common share - Diluted	$0.18	$0.14

Weighted average common shares outstanding - Basic	4,414	4,371
Weighted average common shares outstanding - Diluted	4,651	4,425